FIRST AMENDMENT TO AGREEMENT OF LEASE

     THIS FIRST AMENDMENT TO AGREEMENT OF LEASE (this “Amendment”) is entered into as of this 15th day of January, 2007 (the “Execution Date”), by and between BMR-SPRING MILL DRIVE, L.P., a Delaware limited partnership (“Landlord”), as successor-in-interest to Pennswood Spring Mill Associates (“Original Landlord”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“Tenant”).

RECITALS

     A. WHEREAS, Original Landlord and Tenant entered into that certain Agreement of Lease dated as of February 2, 2004, (the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 20 Spring Mill Drive in Malvern, Pennsylvania (the “Building”);

     B. WHEREAS, Tenant desires to lease from Landlord additional premises, commonly known as Suite 26; and

     C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

     1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

     2. Additional Premises. Commencing upon the Execution Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately four thousand two hundred ninety-three (4,293) rentable square feet of space commonly known as Suite 26 (the “Additional Premises”). The Additional Premises are depicted on Exhibit A attached hereto. From and after the commencement date with respect to the Additional Premises (as detailed below), the term “Premises,” as used in the Lease, shall include the Additional Premises.

     3. Extension Term. The “Lease Termination Date” is hereby amended to mean December 31, 2010. The period from April 1, 2007, through the Lease Termination Date is referred to herein as the “Extension Term.”

     4. Costs Component of Base Rent. At the commencement of the Extension Term, the term “Costs Component of Base Rent” shall mean Sixty-Five Thousand Two Hundred Seventy-Nine and 76/100 Dollars ($65,279.76) per annum.

Form dated 9/22/06

     5. Net Component of Base Rent. Section A(8) of the Lease is hereby supplemented with the following. In the event of any conflict between this Section and the original Section A(8) of the Lease, this Section shall control.

Months
of Extension Term	Per SF Annually	Monthly	Annually
1-12	$12.00	$13,377.00	$160,524.00
13-24	$12.36	$13,778.31	$165,339.72
25-36	$12.73	$14,191.66	$170,299.12
37-45	$13.11	$14,617.34	$175,408.09

     6. Additional Rent Factor. The term “Original Additional Rent Factor” is hereby amended to mean Four and 88/100 Dollars ($4.88) .

7. Tenant Improvements.

     a. Tenant shall cause to be constructed the tenant improvements in the Premises and Additional Premises (the “Tenant Improvements”) pursuant to the Work Letter at a cost to Landlord (the “TI Allowance”) not to exceed Sixty-Six Thousand Eight Hundred Eighty-Five Dollars ($66,885) (based upon Five Dollars ($5) per rentable square foot of the Premises and Additional Premises), which amount shall include the costs of (a) construction, (b) project review by Landlord (which fee shall equal two percent (2%) of the TI Allowance), (c) space planning, architect, engineering and other related services and (d) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Tenant Improvements. In no event shall the TI Allowance be used for (w) the purchase of any furniture, personal property or other non-building system equipment, (x) the cost of work that is not authorized by the approved plans or otherwise approved in writing by Landlord, (y) costs resulting from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable or reasonably recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). If the total cost of the Tenant Improvements exceeds the TI Allowance, then the overage shall be paid by Tenant to Landlord prior to the Term Commencement Date. Tenant shall have until eight (8) months after the Execution Date to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay for Tenant Improvements to the extent of such Excess TI Costs before Landlord shall have any obligation to advance any sums on account of the TI Allowance. Tenant shall deliver to Landlord (i) a certificate of occupancy for the Additional Premises suitable for the Permitted Uses and (ii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

8. Parking. Tenant shall be entitled to its pro rata share of parking at the Building

     9. Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises or Additional Premises for Tenant’s occupancy for the Extension Term or to pay for any improvements to the Premises or Additional Premises, except for Landlord’s payment of the TI Allowance.

     10. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Beacon Commercial Real Estate (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

     11. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

     12. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

     13. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

     14. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-SPRING MILL DRIVE, L.P.,
a Delaware limited partnership

By:	BMR-Spring Mill Drive GP LLC,
a Delaware limited liability company

By:	/s/ Gary A. Kreitzer
Name: Gary A. Kreitzer
Title: Executive VP

TENANT:

USA TECHNOLOGIES, INC.,
a Pennsylvania corporation

By:	/s/ Stephen P. Herbert
Name: Stephen P. Herbert
Title: President & COO

EXHIBIT A

ADDITIONAL PREMISES

[Floor Plan Graphic]

EXHIBIT B

WORK LETTER

     This Work Letter (the “Work Letter”) is made and entered into as of the 22nd day of December, 2006, by and between BMR-SPRING MILL DRIVE, L.P., a Delaware limited partnership (“Landlord”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“Tenant”), and is attached to and made a part of that certain Amendment to Agreement of Lease dated as of December 22, 2006 (the “Amendment “), by and between Landlord and Tenant for the Premises located at 26 Spring Mill Drive in Malvern, Pennsylvania. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Amendment. The term “Premises,” as used herein, shall mean the Premises plus the Additional Premises. The term “Lease,” as used herein, shall mean the Lease, as amended by the Amendment.

1. General Requirements.

     1.1. Tenant’s Authorized Representative. Tenant designates George Harrum (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, changes orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative.

     1.2. Schedule. The schedule for design and development of Tenant’s Work (as hereinafter defined), including, without limitation, the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with that certain schedule to be prepared by Landlord and Tenant and attached as Exhibit A to this Work Letter (the “Schedule”) after the date hereof. The Schedule shall be subject to further adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

     1.3. Architects and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of Tenant’s Work shall be selected by Tenant and approved by Landlord. Landlord’s approval of the same shall not be unreasonably withheld. Landlord hereby approves of RHJ Associates, P.C., as Tenant’s architect.

2. Tenant’s Work.

     2.1. Tenant Work Plans. All work to be performed on the Premises shall be performed by Tenant (“Tenant’s Work”) at Tenant’s sole cost and expense and without cost to Landlord (except for the TI Allowance) and in accordance with the Approved Plans (as defined below). The quality of Tenant’s Work shall be of a nature and character not less than (a) the quality of the tenant improvements in place at the Building as of the date of the Lease and (b) Landlord’s building standard. The design drawings, plans and specifications listed on Schedule 2.1 to this Work Letter (the “Tenant Work Plans”) are the initial list of plans that Tenant shall develop and submit to Landlord for approval. Tenant shall prepare and submit to Landlord for approval schematics covering Tenant’s Work prepared in conformity with the applicable provisions of this Work Letter (the “Draft Plans”). The Draft Plans shall contain sufficient information and detail to accurately describe Tenant’s proposed design to Landlord and such other information as Landlord may reasonably request. Tenant shall be solely responsible for ensuring that the Tenant Work Plans and the Draft Plans satisfy Tenant’s obligations for Tenant’s Work.

     2.2. Landlord Approval of Plans. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Plans whether Landlord approves or objects to the Draft Plans and of the manner, if any, in which the Draft Plans are unacceptable. Landlord shall not object to any Draft Plans that satisfy the requirements set forth in Section 2.1. If Landlord objects to the Draft Plans, then Tenant shall revise the Draft Plans and cause Landlord’s objections to be remedied in the revised Draft Plans. Tenant shall then resubmit the revised Draft Plans to Landlord for approval. Landlord’s approval of or objection to revised Draft Plans and Tenant’s correction of the same shall be in accordance with this Section 2.2, until Landlord has approved the Draft Plans in writing. The iteration of the Draft Plans that is approved by Landlord without objection shall be referred to herein as the “Approved Plans.”

     2.3. Completion of Tenant’s Work. Tenant shall perform and complete Tenant’s Work (a) in strict conformance with the Approved Plans, (b) otherwise in compliance with the Lease and (c) in accordance with applicable laws, Landlord’s insurance carriers and the board of fire underwriters having jurisdiction over the Building and the Premises. Completion of Tenant’s Work shall be subject to Landlord’s approval.

     2.4. Conditions to Performance of Tenant’s Work. Prior to the commencement of Tenant’s Work, Tenant shall submit to Landlord for Landlord’s approval (which approval Landlord shall not unreasonably withhold) a list (the “Contractor List”) of project managers, contractors and subcontractors that will perform Tenant’s Work. Landlord shall give Tenant notice in writing of its approval or disapproval of the Contractor List with ten (10) business days after Landlord’s receipt of the same. If Landlord disapproves of one or more parties on the Contractor List, Tenant shall revise the Contractor List and resubmit the same to Landlord for Landlord’s approval in accordance with the preceding two sentences.

     2.5. Requests for Consent. Landlord shall respond to all requests for consents, approvals or directions made by Tenant pursuant to this Work Letter within (10) business days following Landlord’s receipt of such request. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.

3. Tenant’s Construction Obligations Shall Not Delay Commencement of the Term. Tenant is currently in possession of the Premises. Notwithstanding any Tenant Work to be performed by Tenant, the commencement of the Term and Tenant’s obligation to pay rent shall not, under any circumstance, be extended or delayed. Tenant shall perform promptly such of its obligations contained in this Work Letter as are to be performed by it. Tenant shall also observe and perform all of its obligations under this Lease from the Execution Date.

4. Completion of Tenant’s Construction Obligations. Tenant, at its sole cost and expense (except for the TI Allowance), shall complete Tenant’s Work described in this Work Letter in all respects in accordance with the provisions of the Lease and this Work Letter. Tenant’s Work shall be deemed completed at such time as Tenant, at its sole cost and expense (except for the TI Allowance) shall furnish to Landlord (a) evidence satisfactory to Landlord that (i) all Tenant’s Work has been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final waivers and releases of liens), (ii) all Tenant’s Work has been accepted by Landlord, (iii) any and all liens related to Tenant’s Work have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to Tenant’s Work are outstanding, (b) all certifications and approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, (c) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (d) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans and (e) complete drawing print sets and electronic CADD files on disc of all contract documents for work performed by their architect and engineers in relation to Tenant’s Work.

5. Insurance. Prior to commencing Tenant’s Work, Tenant shall provide, or shall cause Tenant’s contractors and subcontractors to provide, to Landlord, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance in the following amounts, upon the following terms and conditions:

5.1. [Intentionally omitted]

5.2. Workers’ Compensation. At all times during the period of construction of Tenant’s

Work, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by applicable laws.

6. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees in the prosecution of Tenant’s Work. Tenant agrees to indemnify, defend, protect and save free and harmless Landlord and Landlord’s affiliates, agents and employees from and against all losses and expenses, including reasonable attorneys’ fees and expenses, that Landlord may incur as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such claims or lawsuits; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s gross negligence or willful misconduct. Any deficiency in design or construction of Tenant’s Work shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing. All material and equipment furnished by Tenant as Tenant’s Work shall be new or “like new” and Tenant’s Work shall be performed in a first-class, workmanlike manner.

7. TI Allowance.

     7.1. Contribution of TI Allowance. Landlord shall contribute the TI Allowance toward the costs and expenses incurred in connection with the performance of Tenant’s Work, in accordance with the terms and provisions of the Amendment. If the entire TI Allowance is not applied toward or reserved for the costs of Tenant’s Work, Tenant shall not be entitled to a credit of such unused portion of the TI Allowance.

     7.2. Approval of Budget for Tenant’s Work. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Amendment Landlord shall not have any obligation to advance to Tenant any portion of the TI Allowance until Landlord shall have approved in writing the budget for the Tenant’s Work (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with Tenant’s Work as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to Tenant’s Work that exceed either (a) the amount of the TI Allowance (other than pursuant to Section 8.2) or (b) the Approved Budget, either on a line item or overall basis.

     7.3. Advance Requests. Upon submission by Tenant to Landlord of (a) a statement (an “Advance Request”) setting forth the total amount requested, (b) a detailed summary of the Tenant’s Work performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) lien releases from the general contractor and each subcontractor and material supplier with respect to the portion of Tenant’s Work corresponding to the Advance Request, then Landlord shall, within thirty (30) days following receipt by Landlord of an Advance Request and the accompanying materials required by this Section 7.3, pay to the applicable contractors, subcontractors and material suppliers the amount set forth in such Advance Request; provided, however, that, with respect to any Advance Requests subject to the limits set forth in Section 7.2, Landlord shall advance to Tenant the requested amount as limited by Section 7.2.

     7.4. Application of TI Allowance. Tenant may apply the TI Allowance for the payment of construction and other costs (including, without limitation, standard laboratory improvements; finishes; building fixtures; building permits; and architectural, engineering, design and consulting fees), in each case as reflected in the Approved Budget and the Approved Plans. In no event shall the TI Allowance be applied to: (a) the purchase of any furniture, personal property or other non-building system equipment; (b) the cost of work that is not authorized by the Approved Plans or approved in writing by Landlord, (c) costs resulting from any default by Tenant of its obligations under this Amendment or (d) costs that are recoverable or reasonably recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

8. Changes. Any changes to Tenant’s Work (each, a “Change”) requested by Landlord or Tenant after Landlord approves the Approved Plans in writing shall be requested and instituted in accordance with the provisions of this Article 8 and shall be subject to the reasonable written approval of the other party.

8.1. Changes Requested by Tenant.

     (a) Tenant may request Changes after Landlord approves the Approved Plans by notifying Landlord thereof in writing in substantially the same form as the AIA standard change order form (a “Tenant Change Order Request”), which Tenant Change Order Request shall detail the nature and extent of any requested Changes. If the nature of a Change requires revisions to the Approved Plans, then Tenant shall be solely responsible for the cost and expense of such revisions. Tenant Change Order Requests shall be signed by Tenant’s Authorized Representative.

     (b) Landlord shall approve or reject any Tenant Change Order Requests in accordance with the procedures established pursuant to Article 2. If Landlord does not approve in writing a Tenant Change Order Request, then such Tenant Change Order Request shall be deemed rejected by Landlord, and Tenant shall not be permitted to alter Tenant’s Work as contemplated by such Tenant Change Order Request.

     8.2. Changes Requested by Landlord. Landlord may request Changes after Landlord approves the Approved Plans by notifying Tenant thereof in writing in substantially the same form as the AIA standard change order form (a “Landlord Change Order Request”), which Landlord Change Order Request shall detail the nature and extent of any requested Changes. If the nature of a Change requires revisions to the Approved Plans, then Landlord shall be solely responsible for the cost and expense of such revisions. Landlord shall reimburse Tenant for all additional costs and expenses payable by Tenant to complete Tenant’s Work due to a Landlord-requested Change in accordance with the payment provisions of this Work Letter.

     8.3. Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Tenant Change Order Request to Landlord or receipt of a Landlord Change Order Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant Change Order Request, approve or reject such Tenant Change Order Request in writing, or (b) in the case of a Landlord Change Order Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-requested Change.

9. Miscellaneous.

     9.1. Headings, Etc. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

     9.2. Time of the Essence. Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

     9.3. Covenants. Each provision of this Work Letter performable by Tenant shall be deemed both a covenant and a condition.

     9.4. Consent. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

     9.5. Entire Agreement. The terms of this Work Letter are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement, other than the Amendment.

     9.6. Invalid Provisions. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

     9.7. Construction. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

     9.8. Assigns. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 9.8 shall in any way alter the provisions of the Lease restricting assignment or subletting.

     9.9. Authority. That individual or those individuals signing this Work Letter guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

     9.10. Counterparts. This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-SPRING MILL DRIVE, L.P.,
a Delaware limited partnership

By:	BMR-Spring Mill Drive GP LLC,
a Delaware limited liability company

By:	/s/ Gary A. Kreitzer
Name: Gary A. Kreitzer
Title: Executive VP

TENANT:

USA TECHNOLOGIES, INC.,
a Pennsylvania corporation

By:	/s/ Stephen P. Herbert
Name: Stephen P. Herbert
Title: President & COO

EXHIBIT A TO WORK LETTER

SCHEDULE

SCHEDULE 2.1 TO WORK LETTER

TENANT WORK PLANS

Architectural Drawings

1	.	Floor and reflected ceiling plans
2	.	Elevations (exterior and interior)
3	.	Sections (building and wall)
4	.	Details (exterior and interior)
5	.	Schedules (doors, windows, finishes, etc.)

Engineering Drawings

1	.	Mechanical
2	.	Plumbing
3	.	Electrical
4	.	Fire protection